Ply Gem Reports First Quarter 2017 Results

•	Net sales increased 5.2% to $430.0 million for the first quarter.

•	Net loss improved $23.9 million for the first quarter.

•	Adjusted EBITDA increased to $27.1 million or 9.5% for the first quarter.

Cary, NC (BUSINESS WIRE) May 8, 2017 - Ply Gem Holdings, Inc. (“Ply Gem” or the “Company”) (NYSE: PGEM), a leading manufacturer of exterior building products in North America, today announced financial results for the quarter ended April 1, 2017.

First Quarter 2017 Highlights

•	Total net sales for the first quarter increased 5.2% to $430.0 million.

•	Operating earnings increased $2.3 million to $11.8 million compared to the first quarter of 2016.

•	Net loss for the first quarter improved $23.9 million from the first quarter of 2016.

•	Adjusted EBITDA was $27.1 million compared to $24.7 million for the first quarter of 2016 achieving an LTM Adjusted EBITDA of $231.4 million.

•	Basic and diluted loss per share was ($0.05) for the first quarter of 2017 compared to ($0.40) for the 2016 period.

•	Adjusted loss per share was ($0.04) for the first quarter of 2017 compared to ($0.20) for the first quarter of 2016.

“I am pleased by the strong first quarter financial and operating performance of the Company. Both businesses continued to make substantial contributions to adjusted EBITDA and allowed us to deliver the twelfth consecutive quarterly year-over-year growth of adjusted EBITDA,” said Gary E. Robinette, Ply Gem’s Chairman and CEO. “The seasonality of our business and the typical winter weather experienced in our market footprints traditionally impacts our ability to leverage the business during the first quarter. However, during the first quarter of 2017, we experienced strong demand for our products largely attributed to favorable winter weather in our key market footprints while our businesses continued to control costs and implement price increases, which will be realized during the remainder of 2017, to offset rising material costs.”

Commenting on the Company’s results, Shawn K. Poe, Ply Gem’s Chief Financial Officer added, “In the first quarter, we continued to drive financial improvements within our business segments. We achieved an incremental year-over-year quarterly adjusted EBITDA growth of 9.5% and a record first quarter adjusted EBITDA of $27.1 million. As a result of our strong performance during the first quarter of 2017 and the trailing twelve months, we achieved an LTM adjusted EBITDA of $231.4 million.”

First Quarter 2017 Financial Results
Net sales increased $21.4 million or 5.2% to $430.0 million compared to $408.6 million for the first quarter of 2016. The net sales increase was primarily driven by improved U.S. market demand for our products combined with favorable weather conditions that existed throughout the quarter ended April 1, 2017, demonstrating the continued recovery of the U.S. housing market.

Gross profit margin was 20.8%, which represented a decrease of 40 basis points from the first quarter of 2016. The decrease in gross profit margin can primarily be attributed to higher raw material input costs that offset the 5.2% net sales increase, specifically aluminum, PVC resin, and glass costs.

Operating earnings were $11.8 million, an improvement of $2.3 million from the first quarter of 2016 from lower SG&A expense as a percentage of net sales and lower amortization expense in 2017.

Adjusted EBITDA was $27.1 million compared to $24.7 million in the first quarter of 2016. Net loss was ($3.6) million compared to ($27.6) million for the first quarter of 2016. Our Adjusted basic and diluted EPS for the first quarter of 2017 was ($0.04) as compared to ($0.20) for the comparable period in 2016, and basic and diluted EPS was ($0.05) as compared to ($0.40) for the comparable 2016 period. A reconciliation of non-GAAP (adjusted) financial measures to comparable GAAP financial measures is provided as notes to this release.

Siding, Fencing and Stone
Siding, Fencing and Stone's net sales totaled $190.8 million, up $14.5 million, or 8.2%, compared to $176.4 million in the first quarter of 2016. The net sales increase resulted primarily from improved U.S. market conditions and weather conditions reflected in industry metrics for both the new construction and repair and remodeling markets. Gross profit margin for the quarter ended April 1, 2017 was 24.1%, a decrease of 210 basis points from the 26.2% for the quarter ended April 2, 2016. The decrease in gross margin percentage resulted from higher raw material input costs that fully offset the 8.2% net sales increase.

Windows and Doors
Windows and Doors' net sales totaled $239.2 million, up $6.9 million, or 3.0%, compared to $232.2 million in the first quarter of 2016. The net sales increase for the quarter ended April 1, 2017 can be attributed to the improved U.S. market conditions favorably impacting both our new construction business as well as our repair and remodeling business. For the quarter ended April 1, 2017 compared to the quarter ended April 2, 2016, our new construction business increased $12.2 million or 8.1% while our repair and remodeling business decreased $6.2 million or 10.3%.

Gross profit margin was 18.2% for the quarter ended April 1, 2017, increasing from 17.4% for the quarter ended April 2, 2016. Our gross profit increase of 80 basis points can be attributed to the the continued improvement in our new construction business and the sustained performance of our repair and remodeling business. The gross profit improvement for our U.S. businesses was primarily driven by increased selling prices of 4.3% and favorable product mix which improved gross profit by $8.4 million, while our Canadian business experienced improved gross profit of $0.8 million relative to the prior year.

Outlook
The Company’s 2017 annual outlook is based on a U.S. single family housing starts market growth assumption of 5% to 10% and an assumption of 3% to 5% growth in the U.S. big ticket repair and remodel market.

“As we enter into the seasonally important second and third quarters, we look forward to capitalizing on the momentum we’ve built over the past several quarters,” said Mr. Robinette. “As the housing market in the U.S. continues to recover, we are well positioned to drive profitable growth and generate meaningful operating leverage, earnings and cash flow. In addition, we remain committed to driving shareholder value, continuing to improve our balance sheet and being opportunistic within our strategic priorities. In looking to the remainder of 2017, we reaffirm our full year 2017 adjusted EBITDA to be in the range of $250 to $265 million.”

Webcast
Ply Gem management will host a webcast today, Monday, May 8, 2017 at 10:00 a.m. Eastern to discuss first quarter results. To access the webcast, visit www.plygem.com and click on Investor Relations. The webcast link will be available under “Upcoming Events” as well as "Events & Presentations". If internet access is not available, please dial 877-201-0168, participant passcode 5620186. International participants, please dial 647-788-4901, participant passcode 5620186. A replay of the call will be available on our website through June 7th.

About Ply Gem
Ply Gem is a leading manufacturer of exterior building products in North America. Ply Gem produces a comprehensive product line of windows and patio doors, vinyl and aluminum siding and accessories, designer accents, cellular PVC trim and mouldings, vinyl fencing and railing, stone veneer, engineered slate and shake roofing and gutterware, used in both new construction and home repair and remodeling in the United States and Canada. Ply Gem siding brands include Mastic Home Exteriors®, Variform®, NAPCO®, Mitten®, Cellwood®, Georgia-Pacific Vinyl Siding and Accessories, Durabuilt®, Ply Gem® Stone, Canyon Stone, Ply Gem® Trim and Mouldings, Ply Gem® Fence and Railing, Ply Gem® Shutters and Accents, Leaf Relief®, Leaf Logic®, and Monticello® Columns. Ply Gem windows and patio door brands include Ply Gem® Windows, Simonton® Windows, Mastic® Replacement Windows, Ply Gem® Canada, and Great Lakes® Window. The Company’s brands are sold through short-line and two-step distributors, pro dealers, home improvement dealers and big box retailers. Additionally, Ply Gem distributes a wide-variety of exterior building products including stone veneer, fencing, railing, windows, doors and architectural accents via export globally and offers installation services in western Canada under the Gienow® Renovations by Ply Gem brand. Ply Gem employs approximately 9,000 associates across North America. Visit www.plygem.com for more information.

Note: As used herein, the term “Ply Gem” refers to Ply Gem Holdings, Inc. and all its subsidiaries, including Ply Gem Industries, Inc., unless the context indicates otherwise. This term is used for convenience only and is not intended as a precise description of any of the separate corporations.

Forward-Looking Statements
This press release and oral statements made from time to time by our representatives may contain certain statements that are not historical facts, including information concerning possible or assumed future results of our operations. Those statements constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve known and unknown risks, uncertainties and other factors that could cause our actual results to differ materially from the results expressed in or implied by our forward-looking statements, including the availability and cost of raw materials and purchased components, the level of construction and remodeling activity, changes in general economic and business conditions, conditions affecting the industries we serve and our customers, the rate of sales growth, availability of labor force and efficiencies, product liability claims, our degree of leverage and other factors discussed in our news releases, public statements and/or filings with the Securities and Exchange Commission, including our most recent Annual and Quarterly Reports on Form 10-K and Form 10-Q. Many of these factors are outside of our control and all of these factors are difficult or impossible to predict accurately. We undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.
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PLY GEM HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	For the three months ended
(Amounts in thousands, except share and per share data)	April 1, 2017	April 2, 2016

Net sales	$430,015	$408,614
Cost of products sold	340,490	321,913
Gross profit	89,525	86,701
Operating expenses:
Selling, general and administrative expenses	72,355	70,735
Amortization of intangible assets	5,344	6,390
Total operating expenses	77,699	77,125
Operating earnings	11,826	9,576
Foreign currency gain	155	584
Interest expense	(16,886)	(18,692)
Interest income	14	10
Loss on modification or extinguishment of debt	—	(2,399)
Tax receivable agreement liability adjustment	—	(18,150)
Loss before benefit for income taxes	(4,891)	(29,071)
Benefit for income taxes	(1,254)	(1,494)
Net loss	$(3,637)	$(27,577)
Basic and diluted net loss per share attributable to common shareholders	$(0.05)	$(0.40)
Basic and diluted weighted average shares outstanding	68,399,887	68,127,491

The accompanying notes are an integral part of these unaudited condensed consolidated statements of operations.

1.    The accompanying unaudited condensed consolidated statements of operations of Ply Gem Holdings, Inc. (the “Company”) do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included.

The selected balance sheet data for the periods presented in Note 5 has been derived from the December 31, 2016 audited consolidated financial statements of the Company and the unaudited condensed consolidated financial statements of the Company as of April 1, 2017, and does not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements.

The Company’s fiscal quarters are based on periods ending on the Saturday of the last week in the quarter. Therefore the financial results of certain fiscal quarters will not be exactly comparable to the prior and subsequent fiscal quarters.

2.    We define adjusted EBITDA as net income (loss) plus interest expense (net of interest income), provision (benefit) for income taxes, depreciation and amortization, non-cash foreign currency gain/(loss), non-cash loss (gain) on modification or extinguishment of debt, restructuring and integration expenses, customer inventory buybacks, litigation class action charges, and tax receivable liability adjustments. Other companies may define adjusted EBITDA differently and, as a result, our measure of adjusted EBITDA may not be directly comparable to adjusted EBITDA of other companies. Management believes that the presentation of adjusted EBITDA included in this press release provides useful information to investors regarding our results of operations because it assists both investors and management in analyzing and benchmarking the performance and value of our business. The Company has included adjusted EBITDA because it is a key financial measure used by management to (i) internally measure our operating performance and (ii) determine our incentive compensation programs. In addition, the Company's senior secured asset-based revolving credit facility has certain covenants that apply ratios utilizing this measure of adjusted EBITDA.

Adjusted EPS represents basic and diluted net loss per share attributed to common shareholders adjusted to exclude the estimated per share impact of the specifically identified items used to calculate adjusted EBITDA described above, adjusted at the statutory tax rate of 35%.

Although we use adjusted EBITDA and adjusted EPS as financial measures to assess the performance of our business, the use of adjusted EBITDA and adjusted EPS is limited because it does not include certain material costs, such as interest and taxes, necessary to operate our business. Adjusted EBITDA and adjusted EPS included in this press release should be considered in addition to, and not as a substitute for, net earnings and earnings per share in accordance with GAAP as a performance measure. You are cautioned not to place undue reliance on adjusted EBITDA or adjusted EPS.

Certain amounts in this release have been subject to rounding adjustments. Accordingly, amounts shown as totals may not be the arithmetic aggregation of the individual amounts that comprise or precede them.

	Ply Gem Holdings, Inc.
(Amounts in thousands)	For the three months ended
	April 1, 2017	April 2, 2016
Net loss	$(3,637)	$(27,577)
Interest expense, net	16,872	18,682
Benefit for income taxes	(1,254)	(1,494)
Depreciation and amortization	13,453	14,030
EBITDA	25,434	3,641
Non cash gain on foreign currency transactions	(155)	(584)
Customer inventory buybacks	566	471
Restructuring/integration expense	957	653
Litigation - class action charges, net	288	—
Tax receivable agreement liability adjustment	—	18,150
Loss on modification or extinguishment of debt	—	2,399
Adjusted EBITDA	$27,090	$24,730

	Ply Gem Holdings, Inc.
	For the three months ended
	April 1, 2017	April 2, 2016
Basic and diluted net loss per share attributable to common shareholders	$(0.05)	$(0.40)
Non cash gain on foreign currency transactions	—	(0.01)
Customer inventory buybacks	0.01	—
Restructuring/integration expense	0.01	0.01
Litigation - class action charges, net	—	—
Tax receivable agreement liability adjustment	—	0.17
Loss on modification or extinguishment of debt	—	0.02
Adjusted EPS	$(0.04)	$(0.20)

Basic and diluted weighted average shares outstanding	68,399,887	68,127,491

3.	Operating segment results for the three months ended April 1, 2017 and April 2, 2016 are as follows:

	For the three months ended
(Amounts in thousands)	April 1, 2017		April 2, 2016
Net sales
Siding, Fencing and Stone	$190,837	44%	$176,376	43%
Windows and Doors	239,178	56%	232,238	57%
	$430,015	100%	$408,614	100%
Gross profit
Siding, Fencing and Stone	$45,963	24%	$46,264	26%
Windows and Doors	43,562	18%	40,437	17%
	$89,525	21%	$86,701	21%

Operating earnings (loss)
Siding, Fencing and Stone	$19,823	10%	$20,374	12%
Windows and Doors	1,429	1%	(1,250)	(1)%
Unallocated	(9,426)	(2)%	(9,548)	(2)%
	$11,826	3%	$9,576	2%

4.	Long-term debt amounts in the selected balance sheets at April 1, 2017 and December 31, 2016 consisted of the following:

	April 1, 2017	December 31, 2016
(Amounts in thousands)

Senior secured asset based revolving credit facility	$30,000	$—
6.50% Senior notes due 2022, net of
unamortized early tender premium, discount and
debt issuance costs of $47,926 and $49,935, respectively	602,074	600,065
Term Loan Facility due 2021, net of
unamortized early tender premium, discount and
debt issuance costs of $16,536 and $17,854, respectively	240,564	240,321
	$872,638	$840,386
Less current portion of long-term debt	(4,300)	(4,300)
	$868,338	$836,086

5. The following is a summary of selected balance sheet amounts at April 1, 2017 and December 31, 2016:

	April 1, 2017	December 31, 2016
(Amounts in thousands)

Cash and cash equivalents	$20,661	$51,597
Accounts receivable, less allowances	215,758	209,919
Inventories	185,366	161,956
Prepaid expenses and other current assets	25,525	26,850
Property and equipment, net	165,941	165,556
Intangible assets, net	98,942	104,159
Goodwill	478,795	478,514
Accounts payable	84,807	75,398
Payable to related parties pursuant to tax receivable agreement-current	25,383	25,383
Payable to related parties pursuant to tax receivable agreement- non-current	54,336	54,336
Long-term debt	868,338	836,086
Stockholders' equity	4,268	4,106

Ply Gem Holdings, Inc.
Investor Relations Contact:
investors@plygem.com
919-677-3901